Exhibit 10.1

Reference is made to that certain Credit Agreement and Guaranty, dated as of April 19, 2022, by and among BioXcel Therapeutics, Inc., the lenders party thereto and Oaktree Fund Administration, LLC, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time (the “Credit Agreement”). Capitalized terms used in this email and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Each of the Lenders hereby agree to amend and restate Section 4(a) of the Eleventh Amendment in its entirety as set forth below, effective as of the date hereof:

Transaction Milestone. On or prior to August 28, 2026, the Obligors shall have entered into definitive agreements with respect to one or more transactions, in form and substance acceptable to the Majority Lenders in their sole discretion, that (A) would result in the indefeasible payment in full in cash of all Obligations under the Loan Documents or (B) is an alternative capital solutions transaction on terms and conditions acceptable to the Majority Lenders in all respects, in their sole and absolute discretion, including, in each case, with respect to the certainty and timing of closing and the likelihood of obtaining any required shareholder, regulatory, court or other approvals, as applicable (any such transaction, an “Acceptable Transaction”).

Each of the Lenders hereby agree to amend and restate Section 4(c) of the Eleventh Amendment in its entirety as set forth below, effective as of the date hereof:

Continued Cooperation. Through and including August 28, 2026, the Obligors shall consider in good faith any reasonable comments by the Lenders or any counterparty to a potential transaction contemplated by Section 4(a), in each case with respect to any regulatory process involving material assets of the Obligors.

Except as expressly set forth above, (i) all provisions of the Credit Agreement and the other Loan Documents remain in full force and effect and (ii) the effectiveness of the amendment described above shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement or any of the Loan Documents.  The agreement to amend the Credit Agreement as set forth above shall not be deemed to limit or hinder any rights of the Administrative Agent or the Lenders under the Loan Documents, nor shall it be deemed to create or infer a course of dealing between any such party, on the one hand, and the Borrower, on the other hand, with regard to any provision of the Loan Documents.